                                                Exhibit 10(h)

AMENDMENT NUMBER ONE (the “Amendment”), dated as of November 9, 2007, between OLIN CORPORATION, a Virginia corporation (“Olin”), and ______________ (the “Executive”), to the Executive Change in Control Agreement (the “Executive Change In Control Agreement”), dated as of _______________, between Olin and the Executive.

WHEREAS Olin and the Executive wish to amend the Employment Severance Agreement in order to (i) address the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) make certain other changes as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Amendment to Section 1(b).  The following clause shall be deemed to have been inserted into the end of the first sentence of Section 1(b):

“or a willful breach by Executive of Olin’s Code of Business Conduct.”

SECTION 2. Amendment to Section 1(e)(i).  Section 1(e)(i) shall be deemed to have been deleted and the following clause shall be deemed to have been inserted in its place:

“(i)  Executive is discharged by Olin, upon or following a Change in Control, other than for Cause and other than due to Executive’s death or disability (which will be deemed to occur if Executive becomes eligible to commence immediate receipt of disability benefits under the terms of Olin’s long-term disability plan); or”

SECTION 3. Amendment to Section 1(e)(ii)(B).  Section 1(e)(ii)(B) shall be deemed to have been deleted and the following clause shall be deemed to have been inserted in its place:

“(B)  Olin reduces Executive’s base salary or fails to increase Executive’s base salary on a basis consistent (as to frequency and amount) with Olin’s salary system for executive officers as in effect immediately prior to the Change in Control;”

SECTION 4. Amendment to Section 1(e)(ii)(D).  Section 1(e)(ii)(D) shall be deemed to have been deleted and Sections 1(e)(ii)(E) and 1(e)(ii)(F) shall become Sections 1(e)(ii)(D) and 1(e)(ii)(E).

SECTION 5. Amendment to Section 1(e).  The following paragraphs shall be deemed to have been inserted at the end of Section 1(e):

“Notwithstanding anything to the contrary contained herein, Executive will not be entitled to terminate employment and receive the payments and benefits set forth in Sections  and 5 as the result of the occurrence of any event specified in the foregoing clause (ii) (each such event, a “Good Reason Event”) unless, within 90 days following the occurrence of such event, Executive provides written notice to Olin of the occurrence of such event, which notice sets forth the exact nature of the event and the conduct required to cure such event.  Olin will have 30 days from the receipt of such notice within which to cure (such period, the “Cure Period”).  If, during the Cure Period, such event is remedied, then Executive will not be permitted to terminate employment and receive the payments and benefits set forth in Sections 4 and 5 as a result of such Good Reason Event.  If, at the end of the Cure Period, the Good Reason Event has not been remedied, Executive will be entitled to terminate employment as a result of such Good Reason Event during the 45 day period that follows the end of the Cure Period.  If Executive terminates employment during such 45 day period, so long as Executive delivered the written notice to Olin of the occurrence of the Good Reason Event at any time prior to the expiration of this Agreement, for purposes of the payments, benefits and other entitlements set forth in Sections 4 and 5 of this Agreement, the termination of Executive’s employment pursuant thereto shall be deemed to be a Termination before the expiration of this Agreement.  If Executive does not terminate employment during such 45 day period, Executive will not be permitted to terminate employment and receive the payments and benefits set forth in Sections 4 and 5 as a result of such Good Reason Event.

If (x) Executive’s employment is terminated prior to a Change in Control for reasons that would have constituted a Termination if they had occurred upon or following a Change in Control, (y) Executive reasonably demonstrates that such termination of employment (or event described in clause (ii) above) occurred at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control and (z) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then for purposes of this Agreement, the date immediately preceding the date of such termination of employment (or event described in clause (ii) above) shall be treated as the date of the Change in Control, except that for purposes of determining the timing of payments and benefits to Executive, the date of the actual Change in Control shall be treated as the Executive’s date of termination of employment.  In the event that Executive’s employment terminates under the circumstances described in clauses (x), (y) and (z) of the preceding sentence, such termination will be considered a Termination for purposes of this Agreement, and Executive will be entitled to receive the payments and benefits described in Sections 4 and 5 of this Agreement, provided that any such payments and benefits due under Section 4 or 5 shall be reduced by the payments and benefits Executive has already received pursuant to the Executive Agreement, dated as of January 26, 2005, between Executive and Olin (the “Executive Agreement”) in respect of Executive’s termination of employment with Olin, and the remainder of the payments and benefits payable pursuant to the Executive Agreement shall be forfeited.”

SECTION 6. Amendment to Section 5(a).  Section 5(a) shall be deemed to have been deleted and the following section shall be deemed to have been inserted in its place:

“(a)  If Executive becomes entitled to payment under Section 4(a) or 4(b), as applicable, then (i) Executive will be treated as if Executive remained employed for service purposes for 36 months following the date of Termination.  If the date of Termination is prior to January 1, 2008, the Executive will receive 36 months of service credit under all Olin qualified and non-qualified defined benefit pension plans for which Executive was eligible at the time of Termination.  If the date of Termination is after December 31, 2007, the Executive will receive 36 months of retirement contributions to all Olin qualified and non-qualified defined contribution plans for which Executive was eligible at the time of the Termination.  Such contributions shall be based on the amount of the Executive Severance.  Such service credits or contributions shall be applied to Olin’s qualified pension plans to the extent permitted under then applicable law, otherwise such credit shall be applied to Olin’s non-qualified defined benefit or defined contribution plan, as appropriate.  Payments under such non-qualified plans shall be due at the times and in the manner payments are due Executive under Olin’s non-qualified defined benefit and defined contribution pension plans, it being understood that Executive shall be permitted to receive payments from Olin’s plans (assuming Executive otherwise qualifies to receive such payments, is permitted to do so under the applicable plan terms and elects to do so), during the period that Executive is receiving payments pursuant to Section 4(a)), and that Executive’s defined benefit pension benefit will be determined based on Executive’s actual age at the time Executive’s pension benefit commences; and (ii) for 36 months from the date of the Termination, Executive (and Executive’s covered dependents) will continue to enjoy coverage on the same basis as a similarly situated active employee under all Olin medical, dental, and life insurance plans to the extent Executive was enjoying such coverage immediately prior to the Termination.  Except as specifically permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder as in effect from time to time (collectively, hereinafter, “Section 409A”), the coverage provided to Executive during any calendar year will not affect the coverage to be provided to Executive in any other calendar year.  Executive’s entitlement to insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 would commence at the end of the period during which insurance coverage is provided under this Agreement without offset for coverage provided hereunder.  Executive shall accrue no vacation during the 36 months following the date of Termination but shall be entitled to payment for accrued and unused vacation for the calendar year in which the Termination occurs.  If Executive receives the Change in Control Severance (including the amount referred to in Section 1(d)(ii)), Executive shall not be entitled to an ICP award for the calendar year of Termination if Termination occurs during the first calendar quarter.  Even if Executive receives the Change in Control Severance (including the amount referred to in Section 1(d)(ii)), if Termination occurs during or after the second calendar quarter, Executive shall be entitled to a prorated ICP award for the calendar year of Termination which shall be determined by multiplying Executive’s then current ICP standard annual award by a fraction, the numerator of which is the number of weeks in the calendar year prior to the Termination and the denominator of which is 52.  Executive shall accrue no ICP award following the date of Termination.  The accrued vacation pay and ICP award, if any, shall be paid in a lump sum when the Change in Control Severance is paid.”

SECTION 7. Amendment to Section 5(c).  The following sentence shall be deemed to have been inserted at the end of Section 5(c):

“The outplacement services will be provided for a period of 12 months beginning within 10 days following the date of Termination.”

SECTION 8. Amendment to Section 5(d).  The following clause shall be deemed to have been inserted into the end of the last sentence in Section 5(d):

“; provided further that except as specifically permitted by Section 409A, the coverage provided to Executive during any calendar year will not affect the coverage to be provided to Executive in any other calendar year.”

SECTION 9. Amendment to Section 6(b)(ii).  The last three sentences of Section 6(b)(ii) shall be deemed to have been deleted and the following four sentences shall be deemed to have been inserted in their place:

“Any Gross-Up Payment, as determined pursuant to this Section 6(b), shall be paid by Olin to Executive within 5 days of the receipt of the Accounting Firm’s determination and in no event shall such date be later than the last day of the calendar year after the calendar year in which the applicable Excise Tax is paid.  Any determination by the Accounting Firm shall be binding upon Olin and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by Olin should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder.  In the event Olin exhausts its remedies pursuant to Section 6(b)(iii) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine that amount of the Underpayment that has occurred and any such Underpayment shall be paid by Olin to or for the benefit of Executive within 5 days of receipt of the Accounting Firm’s determination.”

SECTION 10. Amendment to Section 12.  The last sentence of Section 12 shall be deemed to have been deleted and the following sentence shall be deemed to have been inserted in its place:

“Except as expressly provided in this Agreement and subject to Section 18(b), payments made pursuant to this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim which Olin and its subsidiaries and affiliates may have against Executive.”

SECTION 11. Amendment to Section 16(b).  Section 16(b) shall be deemed to have been deleted and the following section shall be deemed to have been inserted in its place:

“(b)  Olin shall pay all reasonable legal fees and expenses, as they become due, which Executive may incur prior to the third anniversary of the expiration of this Agreement to enforce this Agreement through arbitration or otherwise unless the arbitrator determines that Executive had no reasonable basis for Executive’s claim.  Should Olin dispute the entitlement of Executive to such fees and expenses, the burden of proof shall be on Olin to establish that Executive had no reasonable basis for Executive’s claim.  All reimbursable expenses shall be reimbursed to Executive as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.”

SECTION 12. Amendment to Section 17(a).  Section 17(a) shall be deemed to have been deleted and the following section shall be deemed to have been inserted in its place:

“(a) Except as specifically provided in Section 18(d), no provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and Olin.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.”

SECTION 13. Amendment to Section 17(c).  The second sentence of Section 17(c) shall be deemed to have been deleted and the following sentence shall be deemed to have been inserted in its place:

“Subject to Section 18(b), to the extent that Executive receives any Other Severance Benefits, then the payments and benefits payable hereunder to Executive shall be reduced by a like amount.”

SECTION 14. Amendment to Section 18.  The following new section shall be deemed to have been inserted as Section 18:

“SECTION 18.  Section 409A.  (a)  It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b)  Neither Executive nor any of Executive’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with Olin or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Olin Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive or for Executive’s benefit under any Olin Plan may not be reduced by, or offset against, any amount owing by Executive to Olin or any of its affiliates.

(c)  If, at the time of Executive’s separation from service (within the meaning of Section 409A), (i) Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by Olin from time to time) and (ii) Olin shall make a good faith determination that an amount payable under an Olin Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Olin (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period.

(d)  Notwithstanding any provision of this Agreement or any Olin Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, Olin reserves the right to make amendments to this Agreement and any Olin Plan as Olin deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.  In any case, except as specifically provided in Section 6(b), Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive or for Executive’s account in connection with any Olin Plan (including any taxes and penalties under Section 409A), and neither Olin nor any affiliate shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties.”

SECTION 15. Governing Law; Construction.  This Amendment shall be deemed to be made in the Commonwealth of Virginia, and the validity, interpretation, construction and performance of this Amendment in all respects shall be governed by the laws of the Commonwealth of Virginia without regard to its principles of conflicts of law.  No provision of this Amendment or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.

SECTION 16. Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties to the Executive Change In Control Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Executive Change In Control Agreement, all of which shall continue in full force and effect.  This Amendment shall apply and be effective only with respect to the provisions of the Executive Change In Control Agreement specifically referred to herein.  After the date hereof, any reference to the Executive Change In Control Agreement shall mean the Executive Change In Control Agreement as modified hereby.

SECTION 17. Counterparts.  This Amendment may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the date first written above.

OLIN CORPORATION,
by
_____________________________
Name: Joseph D. Rupp Title: Chairman, President, and Chief Executive Officer

EXECUTIVE,
_____________________________